UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2015

HPEV, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-53443	75-3076597
(Commission File Number)	(IRS Employer Identification No.)

8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637

(Address of Principal Executive Offices, Zip Code)

(813) 975-7567

(Registrant's telephone number, including area code)

____________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2015, HPEV, Inc. (the “Company”) executed a First Amendment to Settlement Agreement (the “Amendment”) with Spirit Bear Limited (“Spirit Bear”) and the parties identified as the assignees of Spirit Bear who are signatories to the Amendment. As described below, the Amendment amends certain provisions of the Settlement and Release Agreement (the “Release”) dated May 1, 2015 (which was previously filed and described in the Current Report on Form 8-K dated May 1, 2015 as filed by the Company with the Securities and Exchange Commission on May 5, 2015).

In accordance with the terms of the Amendment, Spirit Bear agreed that Jay Palmer, Carrie Dwyer and Donica Holt, the Spirit Bear holdover directors, will tender their resignation letters from the Board of Directors of the Company as of the effective date, to be delivered to the Company on or before June 3, 2015. Spirit Bear also agreed that it will no longer have any rights to appoint nominees to the Board of Directors.

Pursuant to the Amendment, the Company agreed to file a registration statement on Form S-1 covering an aggregate of 14,028,385 shares of common stock, preferred stock and warrants on behalf of Spirit Bear and its assignees (the “Registration Statement”) no later than July 15, 2015. The Company agreed to issue replacement warrants for certain previously-issued warrants, which will be canceled in connection with the replacement issuance.

Within 10 business days of June 1, 2015, the parties agreed to dismiss all of the pending litigation between and among them.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.49, which is incorporated herein in its entirety by reference.

Spirit Bear also executed an Indemnification Agreement on June 1, 2015 indemnifying the Company from any claim, exposure, cost, expense, or liability related to the previously-issued warrants or to a lien filed by Spirit Bear’s previous attorneys.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.49	First Amendment to Settlement and Release Agreement effective as of May 1, 2015 by and between Spirit Bear Limited and its Assignees and HPEV, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HPEV, Inc.

Date: June 4, 2015	By:	/s/ Timothy Hassett
	Name:	Timothy Hassett
	Title:	Chairman and Chief Executive Officer